Exhibit 23.5

April 27, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We were previously independent accountants for Hanwha Q CELLS Malaysia Sdn. Bhd. and its subsidiary and we reported on the consolidated financial statements of Hanwha Q CELLS Malaysia Sdn. Bhd. as of December 31, 2013 and 2014 and for each of the years in the two-year period ended December 31, 2014. On March 28, 2016, we were dismissed. We have read Hanwha Q CELLS Co., Ltd.’s statements included under Item 16F of its Form 20-F dated April 27, 2016, and we agree with such statements concerning our Firm.

Very truly yours,

/s/ PricewaterhouseCoopers ABAS Ltd.

PricewaterhouseCoopers ABAS Ltd.

Bangkok, Thailand